DEAN HELLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4299

(775) 684-5708

Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.    Name of Corporation:

Missouri River and Gold Gem Corp.

2.    The articles have been amended as follows (provide article numbers, if available):

Article 1 of the Articles of Incorporation of the corporation is amended to read in its entirety as follows: is amended to read as follows:

1. The name of the corporation is:

Entremetrix Corporation

3.    The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: Majority

4.    Effective date of filing (optional):

                                                                       (must not be later than 90 days after the certificate is filed)

Officer Signature (required): /s/ Richard R. McKinley

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

SECRETARY OF STATE

STATE OF NEVADA

CERTIFICATE OF EXISTENCE

WITH STATUS IN GOOD STANDING

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that I am, by the laws of said State, the custodian of the record relating to filings by corporations, limited-liability companies, limited partnerships, limited-liability partnerships and business trusts pursuant to Title 7 of the Nevada Revised Statutes which are either presently in a status of good standing or were in good standing for a time period subsequent of 1976 and am the proper officer to execute this certificate.

I further certify that the records of the Nevada Secretary of State, at the date of this certificate, evidence, ENTREMETRIX CORPORATION, as a corporation duly organized under the law of Nevada and existing under and by virtue of the laws of the State of Nevada since May 23, 2002, and is in good standing in this state.

                                                                                                                            IN WITNESS WHEREOF, I have hereunto set my hand

                                                                                                                            and affixed the Great Seal of State, at my office, in

                                                                                                                            Carson City, Nevada, on May 7, 2004

                                                                                                                            /s/ Dean Heller

                                                                                                                            DEAN HELLER

                                                                                                                            Secretary of State

                                                                                                            by            /s/ A. Frieser

                                                                                                                            Certification Clerk